Exhibit 10.27

Assignment and Assumption of Lease

This Assignment and Assumption of Lease (the “Assignment”) is made and effective on December 4, 2017 (“Effective Date”), by and among Pathsense, Inc., a Delaware corporation (“Assignor”), Life360, Inc., a Delaware corporation (“Assignee”) and Rancho Summit LLC, a California limited liability company (“Lessor”) (collectively referred to as the “Parties”). Assignor is the “Lessee” and Lessor is the “Lessor” in the Lease dated April 24, 2015, as amended by that certain First Amendment to Lease dated March 28, 2017 (collectively, “Master Lease”), which Lease has a term ending on March 31, 2019, for the premises identified as 1953 San Elijo Avenue, #200 and #205, Cardiff by the Sea, California (“Premises”).

The Parties agree to the following terms, each effective from and after the Effective Date:

For value received, the sufficiency of which is hereby acknowledged Assignor hereby assigns to Assignee all of Assignor’s interests, right and title in and to the Master Lease from and after the Effective Date.

Assignee hereby accepts the Premises in its current as-is condition, and Assignor agrees that it shall deliver the Premises to Assignee on the Effective Date in broom clean condition, with all of its furniture and personal property located in the Premises (“FF&E”) remaining. Assignee hereby (i) assumes all of Assignor’s right, title and interest to the Master Lease, from and after the Effective Date, and (ii) agrees to comply with all the terms, make all payments, and perform all conditions and covenants of the Lessee in the Master Lease first accruing and required to be performed on or after the Effective Date. In consideration of the payment of $2,500.00, the sufficiency and receipt of which is hereby acknowledged, on the Effective Date, all right, title and interest to the FF&E shall automatically transfer to Assignee.

Pre-Assignment Alterations. Notwithstanding anything to the contrary stated in the Lease, Lessor hereby agrees that Lessor waives any requirement of Assignor or Assignee, as lessee, to remove any alterations made to the Premises to date.

Release of Assignor Novation.

(i)

Notwithstanding anything to the contrary in the Master Lease, Lessor releases and forever discharges Assignor, as well as its affiliates, shareholders, officers, employees, agents and representatives, from all obligations first accruing under the Master Lease after the Effective Date, except for any obligations under the Master Lease that expressly survive its expiration or termination.

(ii)

Lessor consents to and recognizes Assignee as Assignor’s successor-in-interest in and to the Master Lease. Commencing on the Effective Date, Assignee by this Assignment becomes entitled to all right, title and interest of Assignor in and to the Master Lease. Following the Effective Date: (i) the term “Lessee,” as used in the Master Lease, shall refer to Assignee; (ii) Lessor accepts the liability of Assignee in lieu of the liability of Assignor; and (iii) Lessor shall be bound by the terms of the Lease in every way as if Assignee were named in the Lease in place of Assignor as a party thereto.

(iii)

The consent by Lessor to the within assignment and assumption of the Master Lease shall not be deemed an approval of any future assignment of the Lease or subletting of the Premises or any portion thereof. No further assignment or sublease of all or any portion of the Premises shall be made without the prior written approval of Lessor, if and when required pursuant to and in accordance with the provisions of the Lease.

(iv)

Upon payment of the amounts payable by Assignee to Lessor pursuant to this Assignment, Lessor agrees and acknowledges that the Existing Default (as defined below) shall be deemed cured and fully satisfied, and Lessor waives any right to bring any claim against Assignor or Assignee with respect to any Events of Default that occurred prior to the Effective Date. With respect to the foregoing waiver, Lessor expressly waives and relinquishes any and all provisions, rights and benefits conferred by any law of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, which is similar, comparable or equivalent to Section 1542 of the California Civil Code. Lessor expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Assignor will indemnify, protect and hold Assignee, its and their affiliates, shareholders, officers, employees, agents and representatives harmless from and against any and all loss, cost or damage in any way related to Assignor’s breach or default of the obligations or covenants in the Master Lease occurring prior to the Effective Date.

Assignor warrants that (i) the Master Lease is in full force and effect and fully assignable or may be assigned with consent of Lessor (such consent to be obtained by Assignor before executing this Assignment), (ii) Assignor performed all duties and obligations and made all payments required of it under the Master Lease, (iii) the contract rights under the Master Lease that Assignor transfers to Assignee are free of lien, encumbrance or adverse claim given by or resulting from the acts or omissions of Assignor through the Effective Date, (iv) the Master Lease has not been modified, amended, supplemented, or terminated other than pursuant to the First Amendment, and these documents constitute the entire Master Lease between Assignor and Lessor; (v) Assignor has not previously assigned the Master Lease or sublet the Premises or any portion thereof or entered into any agreement permitting any person or entity to use or occupy any portion of the Premises; (vi) except for the failure of Assignor to pay Base Rent payable for the months of November 2017 and December 2017 (“Existing Default”), exists no default under the Master Lease on the part of

Assignor or, to the best actual knowledge of Assignor, Lessor, nor has any event occurred which, with the giving of notice or the passage of time or both, could constitute a breach or default by Assignor or, to the best actual knowledge of Assignor, Lessor under the Master Lease; and (vii) Assignor will not make any additional alterations or improvements to the Premises prior to the Effective Date.

Lessor warrants that, to Lessor’s knowledge, except for the Existing Default, Assignor is not in default in the performance of any covenant, agreement or condition contained in the Master Lease, nor is there now any fact or condition which, with the passage of time or the giving of notice or both, would constitute a default by Assignor.

As a condition precedent for this Assignment, within three (3) business days after the Assignee has received notice that the Effective Date has occurred, Assignee agrees to deposit with Lessor $13,622.72 as the security deposit, as well as two months of rent or $27,676.00, to be applied toward the payment of Base Rent due for the month of November 2017 and December 2017, in full satisfaction and cure of the Existing Default.

Upon Lessor’s receipt of Assignee’s security deposit and Base Rent, Lessor shall remit to Assignor the balance of the security deposit placed with Lessor pursuant to the terms of the Master Lease, less any deductions made pursuant to the Master Lease.

The terms, provisions, covenants and agreements that are contained in this Assignment shall apply to, be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Each party to this Assignment represents and warrants to the other parties to this Assignment that it is duly authorized to enter into this Assignment and/or to execute the applicable assignment, assumption and/or consent provisions set forth herein and perform its respective obligations hereunder without the consent or approval of any other person or party, and that the person signing this Assignment on its respective behalf is duly authorized to sign on behalf of such party.

In the event that one or more of the terms, provisions or agreements that are contained in this Assignment shall be held by a Court of competent jurisdiction to be invalid, illegal or unenforceable in any respect for any reason, the invalid, illegal or unenforceable term, provision or agreement shall not affect any other term, provision or agreement that is contained in this Assignment and this Assignment shall be construed as if the invalid, illegal or unenforceable term, provision or agreement had never been contained herein, unless to do so would create a manifest injustice.

This Assignment represents the entire understanding and agreement between the Assignor, Assignee and the Lessor with respect to the subject matter hereof, and no amendment or modification of this Assignment shall be effective unless it is set forth in a writing and consent of all parties to this Assignment.

This Assignment shall be deemed to have been executed by the parties in and shall be governed by, and construed and enforced in accordance with, the laws of the State of California (excluding any conflicts-of-law rule or principle of California law that might refer the governance, construction or interpretation of this Assignment to the laws of another state).

Notices. The Notices provision of the Lease is hereby modified to provide that all notices to Assignee under the Lease and this Assignment shall be addressed to Assignee and sent to the Premises or otherwise in the manner as provided therein.

Brokerage Commissions. Assignee and Assignor represent to each other and Lessor that they have not had any dealings with any real estate brokers, leasing agents or salesmen, or incurred any obligations for the payment of real estate brokerage commissions or finders’ fees which would be earned or due and payable by reason of the execution of this Assignment.

Execution in Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which taken together shall constitute one and the same assignment. The signatures of all of the Parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or in PDF is as effective as executing and delivering this Assignment in the presence of the other parties to this Assignment.

[Signature page to follow]

In witness whereof, the parties have caused this Assignment to be executed as of the day and year first written.

Assignor:		Assignee:

Pathsense, Inc., a Delaware corporation		Life360, Inc., a Delaware corporation

/s/ Peter A. Tenereillo		By:	/s/ Alex Haro
By:	Peter A. Tenereillo, CEO	Its:	President

Lessor:

Rancho Summit LLC
By:	Torrey Pacific Corporation

By:	/s/ Brian Staver
Its:	Authorized Agent